                          SECURITIES PURCHASE AGREEMENT

            SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of January 15, 1997, between TOWER GROUP, INC., a Delaware corporation (including its successors and assigns, "Tower" or the "Company"), and AMERICAN RE-INSURANCE COMPANY, a Delaware corporation (including its successors and assigns, "Purchaser").

            WHEREAS, the Company desires to sell to Purchaser, and Purchaser desires to purchase from the Company, for the aggregate consideration, and upon the other terms and subject to the conditions, set forth herein: (i) 60,000 shares of the Company's Series A Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Series A Preferred Stock" or the "Shares"), the terms of which are set forth in the Certificate of Designations, Preferences and Rights of Series A Cumulative Redeemable Preferred Stock, in the form of Exhibit A annexed hereto (the "Certificate of Designations"); and (ii) a warrant (the "Warrant") to purchase up to 583,333 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company and providing for certain registration rights with respect to the Warrant Shares (as defined in the Warrant) purchased or purchasable upon exercise thereof, in the form of Exhibit B annexed hereto.

            NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, each of the parties hereto intending legally to be bound hereby agrees as follows:

            1. DEFINITIONS; CERTAIN REFERENCES.

            The terms defined in this Section 1, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement:

            "Acquisition" means (a) any Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such person shall become a Subsidiary of the Company or any Subsidiary of the Company or shall be merged with or into the Company or any Subsidiary of the Company or (b) the acquisition by the Company or any Subsidiary of the Company of the assets of any person which constitute all or substantially all of the assets of such Person or any division or line of business of such Person.

            "Affiliate" means, as to any specified Person, a Person that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; provided that, as to any specified Person, "Affiliate" shall not include any Persons which are limited partners of the Person specified.

            "Applicable Insurance Regulatory Authority" means, when used with respect to any Insurance Subsidiary, the insurance department or similar administrative authority or agency located in (i) each state or other jurisdiction in which such Insurance Subsidiary is domiciled or (ii) to the extent asserting regulatory jurisdiction over such Insurance Subsidiary, the insurance department, authority or agency in each state or other jurisdiction in which such Insurance Subsidiary is licensed, and shall include any Federal insurance regulatory department, authority or agency that may be created and that asserts regulatory jurisdiction over such Insurance Subsidiary.

            "Available Cash Flow" shall mean (a) the sum of Consolidated Net Income plus interest, depreciation, and income taxes, for the Company calculated for the last four consecutive completed fiscal quarters, minus (b) that portion of Consolidated Net Income allocable to Tower Insurance that is not available to the Company by way of dividends pursuant to applicable insurance law during such period.

            "Board of Directors" means the Board of Directors of the Company.

            "Business Day" means any day except a Saturday, a Sunday or other day on which commercial banks are required or authorized to close in New York City.

            "Capital Stock" means all classes or series of capital stock issued by a corporation including, without limitation, in the case of the Company, the Common Stock and the Series A Preferred Stock.

            "Certificate of Designations" has the meaning set forth in the recitals to this Agreement.

            "Certificate of Incorporation" means the certificate of incorporation of the Company and any amendments thereto.

            "Closing" has the meaning set forth in Section 2.2 of this Agreement.

            "Closing Date" has the meaning set forth in Section 2.2 of this Agreement.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Common Stock" has the meaning set forth in the recitals to this Agreement.

            "Company" has the meaning set forth in the first paragraph of this Agreement.

            "Consolidated Interest Expense" shall mean, for any period, the sum of (a) the consolidated interest expense of the Company and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount resulting from debt issued at discount, noncash interest payments, the interest component of any deferred payment obligations, and the interest component under all leases of property required to be capitalized on the balance sheet of the Company or any of its Subsidiaries),
(b) interest expense for any debt guaranteed by the Company or any of its Subsidiaries, and (c) the expenses of the Company and its Subsidiaries for such period, whether paid or accrued, in respect of operating leases of the Company and such Subsidiaries, provided, however, that Consolidated Interest Expense shall not include (i) any expenses in respect of operating leases between the Company and any of its Subsidiaries or between two Subsidiaries, (ii) interest expense for debt between the Company and any Subsidiary or (iii) expenses in an amount not exceeding $600,000 per annum arising out of any leases for real property.

            "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, determined in accordance with GAAP, excluding (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any asset sale or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

            "Consolidated Subsidiaries" means each Subsidiary of the Company (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Company in accordance with GAAP.

            "Employment Agreement" means that certain Employment Agreement dated as of January 15, 1997 between the Company and Michael H. Lee.

            "Environmental Laws" has the meaning set forth in Section 4.18.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "Fixed Charge Coverage Ratio" for any period shall mean the ratio of
(a) Available Cash Flow during the last four consecutive completed fiscal quarters, to (b) Consolidated Interest Expense during the last four consecutive completed fiscal quarters.

            "GAAP" means generally accepted accounting principles as in effect from time to time of application to the provisions hereof.

            "Governmental Authority" means any federal, state, local or county governmental agency, department, board, commission, instrumentality or authority (including Applicable Insurance Regulatory Authority) of the United States or any foreign nation or any self-regulatory organization having jurisdiction over the Company (or any Subsidiary) or any of their respective assets or businesses.

            "Hazardous Material" has the meaning set forth in Section 4.20.

            "Indebtedness" shall mean (a) all indebtedness of the Company or any of its Subsidiaries (1) for borrowed money or for the deferred purchase price of property or services (other than trade payables or current liabilities arising in the ordinary course of business) or (2) evidenced by bonds, notes, debentures or similar instruments (including a purchase money obligation), (b) obligations of the Company or any of its Subsidiaries as lessee under leases required to be capitalized on the balance sheet of the Company or any of its Subsidiaries under GAAP and leases of property or assets made as part of any sale and leaseback to which the Company or any of its Subsidiaries is a party, (c) all obligations, contingent or otherwise, of the Company or any of its Subsidiaries in connection with any letters of credit or acceptances issued under letter-of-credit facilities, acceptance facilities or other similar facilities, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables and other accrued current liabilities arising in the ordinary course of business, (e) all obligations of the Company or any of its Subsidiaries under interest rate contracts, (f) all redeemable Capital Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) any liability of others described in the preceding clauses (a), (b), (c), (d), (e) or (f) that the Company or any of its Subsidiaries has guaranteed or that is otherwise its legal liability and (h) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a), (b), (c), (d), (e), (f) or (g) above; provided, however, that Indebtedness shall not include (i) lease obligations in connection with leases between the Company and any of its Subsidiaries, or between two such Subsidiaries, and (ii) obligations in connection with any indebtedness between the Company and its Subsidiaries, or between two Subsidiaries.

            "Indemnified Liabilities" has the meaning set forth in Section 7.1 of this Agreement.

            "Indemnified Party" has the meaning set forth in Section 7.1 of this Agreement.

            "Initial Public Offering" means the initial public offering of any class of Capital Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the SEC in accordance with the Securities Act.

            "Insurance Subsidiaries" shall mean Tower Insurance, TRM and any other Subsidiary of the Company acquired or created after the date hereof subject to the terms hereof that is licensed to conduct the business of selling, issuing or underwriting insurance or reinsurance (other than an insurance agency).

            "Lien" shall mean, with respect to any asset, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction and including any lien or charge arising by statute or other law, which secures the payment of a debt (including, without limitation, any tax) or the performance of an obligation.

            "Liquidation Preference Amount", with respect to the Series A Preferred Stock, has the meaning set forth in the Certificate of Designations.

            "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise, determined in accordance with GAAP or SAP), business, operations, properties, investments or prospects of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations under this Agreement, the Certificate of Designations, the Stockholders' Agreement or the Warrant.

                  "NAIC" means the National Association of Insurance Commissioners and any successor thereto.

            "Officer's Certificate" shall mean a certificate signed on behalf of the Company by the Company's President and Chief Executive Officer, stating inter alia that the officer signing such certificate has made or has caused to be made such investigations as are necessary to permit him to verify the accuracy of the information set forth in such certificate.

            "Permitted Investment" means negotiable instruments or securities represented by instruments which evidence investments in (i) money market funds and cash equivalents having a rating of A-I or P-I or better by Standard & Poor's Ratings Services and Moody's Investors Service Inc., as applicable, (ii) fixed income securities rated Category 1 by the Securities Valuation Office of the NAIC, (iii) any issuance by the Company of bonds, notes, debentures or other debt securities to, or any contributions to the capital of, any of the Company's Subsidiaries or (iv) any acquisition by Tower Insurance of any capital stock of any other Person; provided, that any investment made pursuant to clause (iv) shall not exceed the aggregate amount of $200,000.

            "Person" (or "Persons as the context may require) means an individual, a corporation, a partnership, limited liability company, a firm, a joint venture, an association, a trust, an unincorporated organization, a government, foreign or domestic, or any agency or political subdivision thereof or any other entity engaging in commercial activities.

            "Principal Insurance Subsidiary" means each Subsidiary of the Company that (i) bears risk in connection with the business of selling, issuing or underwriting insurance or reinsurance and (ii) has assets or annual revenues in excess of $1,000,000. On the date hereof, the Principal Insurance Subsidiary is Tower Insurance.

            "Purchase Price" means $3,000,000.

            "Purchaser" has the meaning set forth in the first paragraph of this Agreement.

            "Qualified Investment Banking Firm" means any one of the following nationally recognized investment banking firms: Brown (Alex) & Sons Incorporated; Dillon, Read & Co.; Donaldson, Lufkin & Jenrette Securities Corporation; Goldman, Sachs & Co.; Lehman Brothers Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Montgomery Securities; Morgan Stanley & Co. Incorporated; and Smith Barney, Inc.

            "Reinsurance Agreement" means any agreement, contract, treaty or other arrangement whereby other insurers cede or assume insurance to or from any other insurers.

            "Responsible Officer" shall mean, with respect to any Person, its chief executive officer, president, chairman, chief financial officer, any senior vice president or any other officer having substantially the same authority and responsibility as any one or more of the foregoing.

            "SAP" means, with respect to any Insurance Subsidiary, the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority or the NAIC.

            "SEC" means the Securities and Exchange Commission and any successor thereto.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Security" or "Securities" means the Series A Preferred Stock, the Warrant and the Warrant Shares, or any of them.

            "Securityholder" or "Securityholders" means any holder or holders of the Securities.

            "Senior Officer" means any of the following persons: the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of the Company or any other person performing substantially similar duties.

            "Series A Preferred Stock" has the meaning set forth in the recitals to this Agreement.

            "Shares" has the meaning set forth in the recitals to this Agreement.

            "Statutory Statement" means, as to any Insurance Subsidiary, a statement of the condition and affairs of such Insurance Subsidiary, prepared in accordance with SAP, and filed with the Applicable Insurance Regulatory Authority.

            "Stockholders' Agreement" means that certain Stockholders' Agreement dated as of January 15, 1997, among the Company, the Purchaser, and the stockholders of the Company and Warrantholders named therein, in the form of Exhibit D attached hereto.

            "Subsidiary" means, with respect to any Person, a corporation or other business entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation or business entity are at the time owned, directly or indirectly through one or more intermediaries, by such Person.

            "Tower Insurance" means Tower Insurance Company of New York, a New York corporation and a wholly-owned subsidiary of the Company.

            "Transaction Documents" means (i) the Stockholders' Agreement, (ii) the Voting Agreement and (iii) the Warrant.

            "TRM" means Tower Risk Management Corp., a New York corporation and a wholly-owned subsidiary of the Company.

            "Voting Agreement" means that certain Voting Agreement dated as of January 15, 1997 between the Company and Purchaser.

            "Warrant" has the meaning set forth in the recitals to this Agreement.

            "Warrantholder" (or Warrantholders as the context may require) means the holder or beneficial owner of a Warrant.

2.    PURCHASE AND SALE OF THE SERIES A PREFERRED STOCK AND WARRANT.

      2.1   Issuance and Sale of the Series A Preferred Stock and Warrant.

            2.1.1 Certificate of Designations. Prior to the Closing, the Company shall adopt and file with the Secretary of State of the State of Delaware the Certificate of Designations.

            2.1.2 Issuance and Sale of the Series A Preferred Stock and Warrant. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from the Company at the Closing, and the Company agrees to issue and sell to Purchaser at the Closing for the Purchase Price (i) the Series A Preferred Stock and (ii) the Warrant.

            2.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on or about January 15, 1997. The "Closing Date" shall mean the date on which the Closing occurs (which date shall not be later than January 31, 1997).

            2.3 Transactions at the Closing. At the Closing, the Company shall deliver to Purchaser (i) certificates representing the Series A Preferred Stock and (ii) the Warrant, each registered in the name of Purchaser or its nominee against payment of the Purchase Price by wire transfer of immediately available funds to an account or accounts previously designated by the Company. Immediately following the Closing, the Series A Preferred Stock and the Warrant will be detachable from each other and may be separately transferred, subject to compliance with applicable federal and state securities laws.

3.    CONDITIONS TO THE CLOSING.

      3.1 Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to purchase the Series A Preferred Stock and Warrant under the terms of this Agreement are subject to the satisfaction (or waiver by Purchaser at or prior to the Closing) of the following conditions precedent:

            3.1.1 Compliance by the Company. All of the terms, covenants and conditions of this Agreement to be complied with and performed by the Company on or prior to the Closing Date shall have been complied with and performed by it and the representations and warranties made by the Company in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to a particular date.

            3.1.2 Compliance Certificate. The Company shall have delivered to Purchaser a certificate signed by a Responsible Officer of the Company certifying to the effect specified in Section 3.1.1.

            3.1.3 Proceedings and Documents. All corporate and other proceedings taken in connection with the (i) issuance of the Series A Preferred Stock and Warrant and the consummation of the transactions contemplated hereby and all documents relating thereto and (ii) the November 1996 reorganization of the Company and its Subsidiaries and the consummation of the transactions contemplated thereby and all documents relating thereto shall be satisfactory in form and substance to Purchaser and its counsel and Purchaser and its counsel shall have received copies of such documents and papers as it or they may request in connection therewith.

            3.1.4 Legal Opinion. The Company shall have furnished to Purchaser on the Closing Date the opinion of counsel to the Company, dated the Closing Date, substantially in the form of Exhibit D hereto and such other opinions as Purchaser may reasonably request.

            3.1.5 Certificate of Designations. The Certificate of Designations shall have been filed in the office of the Secretary of State of Delaware.

            3.1.6 Stockholders' Agreement and Employment Agreement. The Company, the Purchaser and the stockholders of the Company shall have entered into a Stockholders' Agreement dated as of the date hereof (as from time to time assigned, supplemented or amended or as the terms thereof may be waived), and the Company and Michael H. Lee shall have entered into the Employment Agreement.

            3.1.7 No Material Limitations. There shall not have occurred any enactment, promulgation or entry of any order, rule, regulation or statute effected by any domestic or foreign government, governmental authority or court that could, in the reasonable judgment of the Purchaser, impose material limitations upon the ability of the Purchaser to hold or to exercise effectively all rights of ownership of the Series A Preferred Stock.

            3.1.8 No Material Adverse Change. Since December 31, 1995, except as set forth in Schedule 3.1.8, there shall not have occurred any material adverse change in the condition, capitalization (financial or otherwise, determined in accordance with GAAP or SAP), business, operations, properties, investments or prospects of the Company and its Subsidiaries taken as a whole, or on the ability of the Company to perform its obligations under this Agreement, the Certificate of Designations, the Stockholders' Agreement, the Voting Agreement, the Employment Agreement or the Warrant.

            3.1.9 Due Diligence. The Purchaser shall have completed its legal, financial and operational due diligence review of the Company and its Subsidiaries and shall be satisfied with the results thereof.

            3.1.10 Regulatory Approvals. The Company and its Subsidiaries shall have obtained all necessary consents, approvals, authorizations, registrations, filings and declarations from all appropriate Federal, state or local governmental bodies (including, without limitations, any Applicable Insurance Regulatory Authority) in connection with the transactions contemplated hereby (including, without limitation, the Warrant) and Purchaser and its counsel shall have received a copy of any approval from the New York Department of Insurance and such other evidence to such effect as it or they may reasonably request.

            3.1.11 Quota Share Treaty. Tower Insurance shall have entered into a quota share treaty on such terms as shall be acceptable to Purchaser.

            3.1.12 Corporate Structure. The corporate and tax structure of the Company and its Subsidiaries shall be reasonably acceptable to Purchaser and its counsel. The Company shall own 100% of the Capital Stock of Tower Insurance and TRM.

            3.1.13 Commitment Fee. Am-Re Services, Inc. shall have received a commitment fee in the amount of $90,000.

            3.1.14 Actuarial Review. Purchaser shall have received an actuarial review of the insurance operations of the Company and its Subsidiaries, in form and substance satisfactory to the Purchaser.

            3.1.15 Financial Statements; Projections. Purchaser shall have received the following:

                  (i) the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 1995, and the related audited consolidated statements of operations, stockholders' equity and cash flows, in each case prepared in accordance with GAAP;

                  (ii) the unaudited consolidated and consolidating balance
            sheet of the Company and its Subsidiaries for each of the three fiscal quarters during the period ended September 30, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows, in each case prepared in accordance with GAAP (subject to normal year-end audit adjustments);

                  (iii) the audited annual Statutory Statement of the Principal
            Insurance Subsidiary for the fiscal year ended December 31, 1995, and the unaudited quarterly Statutory Statement of the Principal Insurance Subsidiary for each of the three fiscal quarters during the period ended September 30, 1996, in each case prepared in accordance with SAP and as filed with such Principal Insurance Subsidiary's Applicable Insurance Regulatory Authority; and

                  (iv) projected financial statements for the Company and its
            Subsidiaries for each year during the period from fiscal year 1997 to and including fiscal year 2002 (the "Projections"), which Projections have been prepared in good faith on the basis of sound financial planning practice, and have been based on assumptions believed by the Company to be reasonable at the time made and upon all relevant information then available to the Company and shall reflect the forecasted financial condition and income and expenses of the Company and its Subsidiaries, and a pro forma Closing Date balance sheet giving effect to the transactions contemplated hereby.

            3.1.16 Stop Loss Covers. Tower Insurance shall purchase accident year stop loss covers in an amount and form satisfactory to Purchaser.

4.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to Purchaser as follows:

            4.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement, the Transaction Documents to which it is a party, and the other agreements to which it is a party provided for herein or therein and to perform its obligations hereunder and thereunder. The Company is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the character and location of its properties (owned or leased) or the nature or conduct of its business activities makes such qualification necessary, except for such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect. The Company has all requisite corporate power and authority to own its properties and conduct its business as presently conducted.

      4.2   Subsidiaries.

            4.2.1 Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary of the Company has all requisite corporate power and authority to own its properties and conduct its business as presently conducted.

            4.2.2 Each Subsidiary of the Company is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the character and location of its properties (owned or leased) or the nature or conduct of its business activities makes such qualification necessary, except for such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

            4.2.3 Tower Insurance and TRM are all of the Subsidiaries of the Company. Each Subsidiary is a wholly owned Subsidiary of the Company.

            4.2.4 All of the issued and outstanding shares of Capital Stock of, or other ownership interests in, each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of or subject to any preemptive or similar rights and, are directly owned by the Company, free and clear of any Lien or other restriction on transferability or voting or other defects of title whatsoever, and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for or agreements or understandings with respect to the sale or issuance of, any shares of Capital Stock or other equity interests in such Subsidiary.

            4.3 Certificate of Incorporation and By-Laws. The copies of the Certificate of Incorporation and By-Laws of the Company which have heretofore been delivered to Purchaser are true, accurate and complete. After the transactions contemplated by the Agreement, the certificate of incorporation of the Company shall be amended to include as part thereof a certificate of designations, preferences and rights of cumulative redeemable preferred stock in the form of the Certificate of Designations annexed hereto as Exhibit A.

      4.4   Capitalization, Options, Warrants and Agreements.

            4.4.1 Prior to the consummation of the transactions contemplated by this Agreement, the authorized Capital Stock of the Company consisted of (i) 2,000,000 shares of preferred stock, par value $.01 per share, none of which have been issued and (ii) 8,000,000 shares of Common Stock, 2,500,001 shares of which have been issued to Michael H. Lee, Chung Han Lee, Carl P. Lee, Chong Ho Lee, Leah Petro and Edwin Levine. The Capital Stock of the Company after the transactions contemplated by this Agreement will consist of (i) 2,000,000 shares of preferred stock, par value $.01 per share, of which 60,000 shares of Series A Preferred Stock will have been issued and (ii) 8,000,000 shares of Common Stock, par value $.01 per share, of which 2,500,001 will have been issued and 583,333 will have been reserved for issuance pursuant to the Warrant. The Company is not bound by, nor has it granted, issued or made or agreed to grant, issue or make any convertible or exchangeable securities, warrants, options, calls, subscription rights or other commitments of any character relating to the issued or unissued shares of Capital Stock of the Company, nor is there any plan, agreement or arrangement providing for the granting of any such security, warrant, option, right or commitment, except for the issuance of Series A Preferred Stock and the Warrant pursuant to this Agreement. All issued and outstanding shares of Capital Stock of the Company will be, as of the Closing and immediately thereafter, duly authorized, validly issued, fully paid and nonassessable and such shares will not have been issued in violation of or subject to any preemptive or similar rights.

            4.4.2 There are no statutory or contractual stockholders' preemptive rights or rights of first refusal with respect to the issuance of the Series A Preferred Stock and the Warrant hereunder and the issuance of the Warrant Shares, and upon issuance thereof and against payment of the Exercise Price, the Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable.

            4.5 Authority. The execution, delivery and performance of this Agreement, the Transaction Documents to which it is or will be a party, and the other agreements and instruments to which it is or will be a party provided for herein or therein and the consummation of the transactions contemplated hereby and thereby (including without limitation the issuance by the Company of the Series A Preferred Stock, the Warrant and Warrant Shares as contemplated herein and therein) have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of any such party are necessary to authorize this Agreement, the Transaction Documents to which it is or will be a party, and the other agreements and instruments to which it is or will be a party provided for herein or therein and the consummation of the transactions contemplated hereby and thereby (including without limitation the issuance by the Company of the Series A Preferred Stock, the Warrant and Warrant Shares as contemplated herein and therein). Each of this Agreement, the Transaction Documents to which it is a party, and the other agreements and instruments to which it is or will be a party provided for herein or therein has been or will be duly executed by the Company, and constitutes or will constitute the legal, valid and binding obligation of such party enforceable against the Company in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general principles of equity. On the Closing Date, the Company shall duly and validly issue, execute and deliver the Series A Preferred Stock and the Warrants, and each of the Series A Preferred Stock, the Warrant and the Warrant Shares when issued in accordance with the terms of the Warrant will constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms. Neither the execution nor the delivery of this Agreement by the Company, the Transaction Documents to which it is or will be a party, and the other agreements and instruments to which it is or will be a party provided for herein or therein, nor the consummation of the transactions and performance of the obligations contemplated hereby or thereby, will: (i) conflict with or result in a breach or violation of (A) any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of the Company or (B) any law, rule, regulation or order of any Governmental Authority (including without limitation the Securities Act and the Exchange
Act), or any order, judgment, writ, injunction, decree, aware or other action of any court or Governmental Authority or arbitrator(s); (ii) conflict with or result in a breach or violation of, or default (or event which, with the giving of notice or passage of time or both, would constitute a breach, violation or default) or loss of a material benefit under, result in the termination or modification of or, creation of any Lien under, or permit the acceleration or modification of any material obligation under any provision of any indenture, mortgage, Lien, lease or other material agreement or instrument or restriction of any kind to which the Company or any of its Subsidiaries is a party or by which any of its assets or properties are otherwise bound; or (iii) require the Company or any of its Subsidiaries to obtain any consent, approval, authorization or action of, or make any report to or filing with or give any notice to, any third party, or any governmental entity, or conflict with or violate any permit, license, judgment, order, writ, injunction, decree, statute, law, ordinance, rule or regulation applicable to the Company or, any of its Subsidiaries or their respective assets or properties.

            4.6 Indebtedness. The capitalization table on Schedule 4.6 sets forth all outstanding Indebtedness of the Company and each of its Subsidiaries, and identifies specifically any such Indebtedness in excess of $100,000. The Company and each of its Subsidiaries have no outstanding Indebtedness and are not guarantors or otherwise contingently liable for any Indebtedness except as disclosed on Schedule 4.6. There exists no default under the provisions of any instrument evidencing such Indebtedness or of any agreement relating thereto.

            4.7 Brokers and Finders. No agent, broker, investment banker, person or firm acting on behalf of the Company or under authority of the Company is or will be entitled to any broker's, finder's or investment banker's fee or any other commission or similar fee from the Purchaser in connection with the negotiation of any of the transactions contemplated hereby.

            4.8 Private Offering. Neither the Company nor anyone acting on its behalf has offered the Series A Preferred Stock or the Warrant or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than Purchaser and not more than six (6) other institutional investors. Neither the Company nor anyone acting on its behalf has taken, or will take, any action which would require that the Securities be registered under Section 5 of the Securities Act, or any "blue-sky laws" of any applicable jurisdiction.

            4.9 Investment Company Act and Holding Company Status. Neither the Company nor any of its Subsidiaries is an investment company or a person directly or indirectly controlled by or acting on behalf of an investment company within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor any of its Subsidiaries is a "holding company" or "subsidiary company" of a "holding company." or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", or a "public utility", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            4.10 Absence of Undisclosed Liabilities. The Company and its Subsidiaries have no obligations or liabilities (whether accrued, absolute, contingent, liquidated or otherwise, including without limitation any tax liabilities due or to become due) which are not fully disclosed and adequately provided for in the consolidated financial statements of the Company for the fiscal year ended December 31, 1995 and the nine months ended September 30, 1996 delivered by the Company to and Purchaser, except as set forth in Schedule 4.10 and except current liabilities incurred since the date of such financial statements and obligations under agreements entered into in the usual and ordinary course of business, none of which (individually or in the aggregate) is material to the business, properties, financial condition or results of operations of the Company and its Subsidiaries considered as a whole, and contingent liabilities that are not (individually or in the aggregate) material to the business, properties, financial condition or results of operations of the Company and its Subsidiaries considered as a whole.

            4.11 Material Agreements. Except as disclosed on Schedule 4.11 hereto, the Company represents and warrants to the Purchaser that neither the Company nor any of its Subsidiaries is a party to any written or oral:

            (a) agreement with any labor union;

            (b) agreement for the purchase of material fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements;

            (c) agreement for the employment of any officer, individual employee or other Person on a full time basis or any agreement with any Person for consulting services under which payments to such Person exceed $100,000 per annum;

            (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of the Company or any other Person;

            (e) material indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness or subjecting any material asset or property of the Company or any of its Subsidiaries to any Lien or evidencing any material Indebtedness;

            (f) guaranty of any Indebtedness;

            (g) lease or agreement under which the Company or any of its Subsidiaries is lessee of or holds or operates any property, real or personal, owned by any other Person under which payments to such Person exceed $100,000 per annum;

            (h) lease or agreement under which the Company or any of its Subsidiaries is lessor or which permits any Person to hold or operate any material property, real or personal, owned or controlled by the Company or any of its Subsidiaries (other than leases between the Company and any of its Subsidiaries, or between two such Subsidiaries);

            (i) agreement obligating the Company or any of its Subsidiaries to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property;

            (j) covenant not to compete or other restriction on the ability of the Company or any of its Subsidiaries to conduct its business or engage in any other activity; or

            (k) other agreement not made in the ordinary course of business that is material to the Company and its Subsidiaries considered as a whole.

            4.12 Employees. Except as set forth in Schedule 4.12, to the knowledge of the President and Chief Executive Officer of the Company after due inquiry, no officer or key employee of the Company or any of its Subsidiaries has any plans to terminate his or her employment with his or her employer and no such employee is in violation of any term of any employment contract, or nondisclosure agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant relating to the right of any such employee to be employed by the Company or such Subsidiary, and the employment of the employees of the Company or such Subsidiary does not subject the Company or such Subsidiary or Purchaser to any liability arising by reason of any such contract, agreement or competition laws. The Company and its Subsidiaries have complied in all material respects with all laws relating to employment or labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and payment of Social Security and other taxes. None of the Company or any of its Subsidiaries is involved in any material labor dispute, nor, to the knowledge of the Company, is any such dispute threatened.

            4.13 Insurance Coverage. There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility, insuring the Company and its Subsidiaries, their properties and business against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or similar businesses of similar size and similarly situated. The Company and its Subsidiaries have not been refused any insurance coverage sought or applied for, and the Company and its Subsidiaries have no reason to believe that they will be unable to renew their existing insurance coverage upon terms at least as favorable as those presently in effect, other than possible increases in premiums that do not result from any act or omission of the Company and its Subsidiaries.

            4.14 Litigation. Except as disclosed on Schedule 4.14, there is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their properties, assets or businesses which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign). The Company has no knowledge of any unasserted claim, the assertion of which is likely and that, if asserted, will be for legal or equitable relief that, if granted, would have a Material Adverse Effect. No injunction, stay or restraining order is in effect prohibiting the consummation of any of the transactions contemplated by this Agreement.

            4.15 Disclosure. The representations and warranties contained in this Agreement or incorporated herein by reference and the information appearing in the writings furnished by the Company to Purchaser pursuant hereto taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading. To the knowledge of the Company, there is no fact which the Company has not disclosed to Purchaser in writing which materially and adversely affects the business, properties, financial condition, or results of operations of the Company and its Subsidiaries considered as a whole or the ability of the Company to perform this Agreement, the Transaction Documents or any of the transactions contemplated hereby or thereby.

            4.16 Absence of Defaults. None of the Company or any of its Subsidiaries is in violation of its charter or bylaws or is in default in any respect in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of Indebtedness to which the Company or any of its Subsidiaries is a party or to which any of them or their respective properties or assets are subject or under any license, permit, approvals, registration, certification, consent or franchise referred to in
Section 4.16 which default is reasonably likely to have a Material Adverse Effect. There exists no condition that, with notice, the passage of time or both, would constitute a default under any such document or instrument and that is reasonably likely to have such a Material Adverse Effect. Each of the Company and its Subsidiaries is in compliance with all local, state and federal laws, ordinances and regulations (including environmental laws) applicable to its properties (whether owned, leased or licensed) and its business, except where the failure to comply would not have a Material Adverse Effect.

            4.17 Necessary Licenses. Each of the Company and its Subsidiaries possesses such certificates, authorities, licenses or permits (including, without limitation, authorizations under all relevant insurance laws and regulations) issued by the appropriate local, state, federal or foreign regulatory agencies or bodies (including any Applicable Insurance Regulatory Authority) as are material to, or legally required for, the operation of its business. Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to, or has reason to believe that any governmental body or agency is considering limiting, suspending, modifying or revoking any such certificate, authority, license or permit.

      4.18  Compliance with Environmental Laws.

            4.18.1 Each of the Company and its Subsidiaries is in compliance with, and has and will have all necessary permits or authorizations to conduct its business as required under, all applicable or pertaining Environmental Laws, except for such instances of noncompliance which, either singly or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

            4.18.2 There is no alleged liability, or to the knowledge of the Company, potential liability (including, without limitation, alleged or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) of the Company of any of its Subsidiaries arising directly or indirectly out of, based upon or resulting from (i) the presence, release or threatened release into the environment of any Hazardous Material at any location, whether or not owned by the Company or any of its Subsidiaries, or
(ii) any violation or alleged violation of any Environmental Law which alleged or potential liability singly or in the aggregate is reasonably likely to have a Material Adverse Effect.

            The term "Hazardous Material" means all pollutants, contaminants, chemicals, wastes and other carcinogenic, ignitable, corrosive, reactive, toxic, radioactive or otherwise hazardous substance or materials (whether solids, liquids or gases), including but not limited to any substances, materials or wastes subject to regulation, control or remediation under Environmental Laws.

            The term "Environmental Laws" means all federal, state, district, local, and foreign laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated, or entered pursuant thereto, relating to pollution or protection of the environment (including without limitation ambient air, surface water, ground water, land surface, or subsurface strata), including without limitation (i) laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes, or other substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport, or other handling of pollutants, contaminants, chemicals, industrial materials, wastes, or other substances. Environmental Laws shall include without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other governmental authority.

      4.19  ERISA. Except as set forth on Schedule 4.19 hereto:

            4.19.1 Multiemployer Plans. Neither the Company nor any of its Subsidiaries has any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any "multiemployer plan" (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

            4.19.2 Retiree Welfare Plans. Neither the Company nor any of its Subsidiaries maintains or has any obligation to contribute to (or any other liability with respect to) any plan or arrangement whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or dependents (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law).

            4.19.3 Defined Benefit Plans. Nether the Company nor any of its Subsidiaries maintains, contributes to or has any liability under (or with respect to) any employee plan which is a "defined benefit plan" (as defined in
Section 3(35) of ERISA), whether or not terminated.

            4.19.4 Defined Contribution Plans. Neither the Company nor any of its Subsidiaries maintains, contributes to or has any liability under (or with respect to) any employee plan which is a "defined contribution plan" (as defined in Section 3(34) of ERISA), whether or not terminated.

            4.19.5 Other Plans. Neither the Company nor any of its Subsidiaries maintains, contributes to or has any liability under (or with respect to) any plan or arrangement providing benefits to current or former employees, including any bonus plan, plan for deferred compensation, employee health or other welfare benefit plan or other arrangement, whether or not terminated and whether or not subject to ERISA.

            4.19.6 Unfunded Liability. No plan maintained by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries has an obligation to contribute to, or with respect to which the Company or any of its Subsidiaries has any other liability, has any material unfounded liability.

            4.19.7 Plan Qualification and Compliance. Each employee benefit plan set forth on Schedule 4.19.7 hereto that is intended to be qualified under
Section 401 (a) of the Code has received a favorable determination letter from the Internal Revenue Service as to the qualification of such plan and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such plan. Each employee benefit plan set forth on
Schedule 4.19.7 hereto and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with their respective terms and with all applicable laws and regulations.

            4.20 Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be timely filed, on the due dates thereof or within applicable grace periods, with the appropriate taxing authority, all U.S. federal, state, city and other material returns, statements, forms and reports for taxes (the "Returns") required to be filed by or with respect to the income, properties or operations of the Company and its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of the company and its Subsidiaries and for the periods covered thereby. Each of the Company and its Subsidiaries has paid all material taxes payable by it other than taxes which are not delinquent, and other than those contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles. There is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Company, threatened by any taxing authority regarding any taxes relating to the Company and its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Company or such Subsidiary. Neither the Company nor any of its Subsidiaries has provided, with respect to itself or property held by it, any consent under Section 341 of the Code.

5.    REPRESENTATIONS AND WARRANTIES OF PURCHASER.

            Purchaser hereby represents and warrants to the Company as follows:

            5.1 Acquisition for Own Account. The Securities to be acquired by Purchaser pursuant to this Agreement are being acquired by it for its own account and not with a view to the distribution thereof, without prejudice, however, to the rights of Purchaser at all times to sell or otherwise dispose of all or any part of the Securities under an effective registration statement under the Securities Act or under an exemption from such registration available under the Securities Act and subject, nevertheless, to the disposition of Purchaser's property being at all times within its control. The Purchaser is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act.

            5.2 Restrictive Legend. Except as otherwise permitted by this
Section 5.2, each certificate representing the Shares, the Warrant Shares or the Warrant (or any replacement therefor) shall bear a legend substantially in the following form:

            THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES OR BLUE SKY LAWS OF ANY STATE, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS COVERING SUCH SECURITIES OR SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND APPLICABLE STATE SECURITIES LAWS. THE SECURITIES ARE SUBJECT TO AND ENTITLED TO THE BENEFITS OF A SECURITIES PURCHASE AGREEMENT AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF, EXCEPT AS THEREIN PROVIDED.

            The requirement of a restrictive legend pursuant to this Section 5.2 shall terminate with respect to specified Securities when (i) such Securities shall have been effectively registered under the Securities Act and sold by the holder thereof in accordance with such registration, or (ii) in the opinion of counsel satisfactory to the Company, such restrictions are no longer required in order to assure compliance with the Securities Act. Whenever such restrictions shall terminate as to any Securities, the holder thereof shall be entitled to receive from the Company, without expense, new certificates representing such Securities of like tenor not bearing the foregoing legend. The Company shall, if requested by a holder of Securities to remove a legend from the certificate(s) representing such Securities, pay the reasonable fees and disbursements of counsel for such holder in connection with all opinions rendered by such counsel pursuant to this Section 5.2. Purchaser agrees that it will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Securities (or solicit any offer to buy, purchase, or otherwise acquire or take a pledge of any Securities), except in compliance with the Securities Act, the rules and regulations promulgated thereunder, applicable slate securities laws and the provisions of this Agreement. Any legend endorsed on a certificate evidencing Series A Preferred Stock, Warrant or Warrant Share and any stop transfer instructions or notations on the Company's records with respect to such Series A Preferred Stock, Warrant or Warrant Share shall be removed or lifted and the Company shall issue a certificate without such legend to the holder of such Series A Preferred Stock, Warrant or Warrant Share if such Series A Preferred Stock, Warrant or Warrant Share may be sold under Rule 144(k) of the Commission under the Securities Act.

      6.    COVENANTS OF THE COMPANY.

            6.1 Financial Statements and Other Reports. The Company shall deliver to Purchaser so long as it shall hold any of the Shares or any portion of the Warrant or any Warrant Shares:

            6.1.1 Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each quarterly fiscal period (other than the last quarterly fiscal period) in each fiscal year of the Company, unaudited consolidated and consolidating balance sheets of the Company and its Consolidated Subsidiaries as of the end of such period and the related consolidated and consolidating statements of operations, changes in stockholders' equity and cash flows of the Company and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, setting forth, in case of the consolidated statements, in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Company, which certificate shall state that said financial statements fairly present, in all material respects, the financial position of the Company and its Consolidated Subsidiaries and the results of operations and cash flows of the Company and its Consolidated Subsidiaries in accordance with GAAP, consistently applied, as of the end of and for such period (subject to normal year-end audit adjustments).

            6.1.2 Annual Financial Statements. As soon as available and in any event within 90 days after the end of each fiscal year of the Company, audited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such year and the related audited consolidated statements of operations, changes in stockholders' equity and cash flows of the Company and its Consolidated Subsidiaries for such year, setting forth, in the case of the consolidated statements, in comparative form the figures for the corresponding fiscal period of the preceding fiscal year, and accompanied in the case of said consolidated statements and balance sheet, by a report thereon of Schnitzer and Kondub, or other independent certified public accountants of recognized national standing, which report shall state that said consolidated financial statements fairly present, in all material respects, the consolidated financial position and results of operations and cash flows of the Company and its Consolidated Subsidiaries as of the end of and for such fiscal year in accordance with GAAP.

            6.1.3 Quarterly Statutory Statements. As soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of each Insurance Subsidiary, the quarterly Statutory Statement of such Insurance Subsidiary, and (if required to be filed with the Applicable Insurance Regulatory Authority, combined Statutory Statements) prepared in accordance with SAP for such fiscal quarter as filed with the Applicable Insurance Regulatory Authority, together with a certificate of a senior financial officer of such Insurance Subsidiary stating that such Statutory Statement presents the financial position of such Insurance Subsidiary for such fiscal quarter in accordance with SAP.

            6.1.4 Annual Statutory Statements. As soon as available and in any event within 60 days after the end of each fiscal year of each Insurance Subsidiary, unaudited annual Statutory Statements of such Insurance Subsidiary (and, if required to be filed with the Applicable Insurance Regulatory Authority, combined Statutory Statements) prepared in accordance with SAP for such fiscal year as filed with the Applicable Insurance Regulatory Authority, together with respect to each Insurance Subsidiary, a certificate of a senior financial officer of such Insurance Subsidiary stating that such statutory statements present the financial position of such Insurance Subsidiary for such fiscal year in accordance with SAP.

            6.1.5 Auditors' Report. Promptly after filing the annual Statutory Statement with the Applicable Insurance Regulatory Authority and in any event not later than five (5) days after such filing, a report of Schnitzer and Kondub, or other independent certified public accountants of recognized national standing, on the Statutory Statement delivered pursuant to Section 6.1.4.

            6.1.6 Loss Reserve Report. To the extent required to be filed with an Applicable Insurance Regulatory Authority or otherwise available, promptly after becoming available a copy of each quarterly, internally prepared report reviewing the adequacy of loss reserves of any Insurance Subsidiary (as shown in the most recent Statutory Statement of such Insurance Subsidiary); and once every three years a report prepared by an independent actuarial consulting firm of nationally recognized professional standing reviewing the adequacy of loss reserves of each Insurance Subsidiary (which firm shall be provided access to or copies of all reserve analyses and valuations relating to the insurance business of each such Insurance Subsidiary) together with its opinion affirming the adequacy of such loss reserves.

            6.1.7 SEC Reports. Promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, that the Company shall have filed with the SEC or any national securities exchange.

            6.1.8 Notices of Default. Promptly (but in any event within five business days) after the discovery or receipt of notice of any default by the Company or any of its Subsidiaries under any other material agreement to which it or such Subsidiary is a party (including the Agreement) or any other material adverse event or circumstance affecting the Company or any Subsidiary (including, without limitation, threatened or actual governmental investigations or proceedings and the filing of any material litigation against the Company or any Subsidiary or the existence of any dispute with any Person which involves threatened or probable material litigation being commenced), the Company shall deliver to Purchaser an Officer's Certificate specifying the nature and period of existence thereof and what actions the Company has taken and proposes to take with respect thereto.

            6.2 Restrictions on Corporate Action. The Company will not modify or amend any provision of the Certificate of Incorporation or By-Laws of the Company or modify or amend any provision of the Warrant if such action would adversely alter or change the specific designations and the powers, rights and preferences of, and the qualifications, limitations and restrictions in respect of, the Series A Preferred Stock or adversely affect the rights of the holders of the Warrant and of any other warrants that may be issued in its place.

            6.3 No Inconsistent Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, create or cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of the Company or any such Subsidiary to pay dividends or make distributions on or mandatorily or at the option of a holder redeem in accordance with the terms thereof the Series A Preferred Stock except for such encumbrances or restrictions existing under or by reason of applicable law.

            6.4 Amendments to Certificate; By-Laws. For so long as any of the Shares are outstanding, the Company shall not, without the affirmative vote or the written consent of the holders of all of the issued and outstanding Shares, amend the Certificate of Incorporation or the By-Laws of the Company in any manner inconsistent with the provisions of Section 6.2.

            6.5 Inspection of Property. The Company will permit the Purchaser upon reasonable prior notice, during normal business hours and at such party's expense to (a) visit and inspect any of the properties of the Company and its Subsidiaries, (b) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and (c) discuss the affairs, finances and accounts of any such corporations with the directors, officers, key employees and independent accountants of the Company and its Subsidiaries; provided that the Company may require the Purchaser to sign a confidentiality agreement reasonably acceptable to the Company pursuant to which the Purchaser shall agree to keep confidential all confidential information acquired pursuant to this Section 6.5.

            6.6 Investments. The Company shall not make any investments except for Permitted Investments.

            6.7 Business Maintenance. The Company will, and will cause each of its Subsidiaries to:

            (a) at all times cause to be done all things necessary to maintain, preserve and renew its existence and will use its best efforts to maintain, preserve and renew all licenses, authorizations and permits necessary to the conduct of its business, including, without limitation, all authorizations of state departments of insurance or other insurance regulatory agencies (including Applicable Insurance Regulatory Authority), except where the failure to maintain, preserve or renew such licenses, authorizations and permits would not be material to the business, properties, financial condition or results of operation

            (b) maintain and keep its properties that are used in and necessary to its business in good repair, working order and condition in all material respects, and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted at all times, except where the failure to so maintain, keep, repair, renew or replace such properties would not be material to the business, properties, financial condition or results of operations of the Company and its Subsidiaries considered as a whole;

            (c) apply for and continue in force with good and responsible insurance companies insurance policies covering risks of such types and in such amounts as are customary for corporations of similar size engaged in similar lines of business, provided, that the Company and its Subsidiaries may self-insure in accordance with good business practice;

            (d) pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies that if unpaid might by law become a Lien upon any of its property, unless and to the extent that (i) the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books with respect thereto or (ii) such failure to pay or discharge does not have, and cannot reasonably be expected to have, a material adverse effect upon the business, properties, financial condition or results of operations of the Company and its Subsidiaries considered as a whole;

            (e) comply with all other obligations that it incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books with respect thereto, or unless and to the extent that any breach of such contract or agreement would not have a material adverse effect on the business, properties, financial condition or results of operations of the Company and its Subsidiaries considered as a whole;

            (f) comply with all applicable laws, rules and regulations of all governmental authorities including, without limitation, the rules and regulations of any insurance regulatory agencies having jurisdiction over the Company or any of its Subsidiaries, the violation of which might reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Company and its Subsidiaries considered as a whole; and

            (g) maintain proper books of record and account that fairly present its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP or, as applicable, in accordance with SAP.

            6.8 New York Insurance Department Approval. The Company will not depart in any material respect from the terms of the formal decision of the New York Department of Insurance with respect to the transactions contemplated hereby, without the prior written consent of the holders of at least a majority of the shares of Series A Preferred Stock outstanding at the time.

            6.9 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon exercise of the Warrant and any other warrants that may be issued in its place, the aggregate number of shares of Common Stock (or other securities) from time to time issuable upon exercise thereof. All such shares of Common Stock (or other securities) shall be duly authorized and, when issued upon such exercise, shall be validly issued, fully paid and nonassessable.

            6.10 Cash Reserves. During the periods that Series A Preferred Stock is outstanding, the Company shall maintain cash or cash equivalents equal to at least two (2) quarters of dividend payments as set forth in the Certificate of Designations.

            6.11 Information Required Under Rule 144A. Upon the request of the holder of any of the Securities, the Company will provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of the Securities, except at such times as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. For the purpose of this Section 6.10, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

            6.12 Sale of Substantial Portion of Assets, Subsidiaries. Neither the Company nor any of its Subsidiaries will sell, transfer, lease, exchange, convey or otherwise dispose of all or substantially all of the consolidated assets of the Company in a single transaction or a series of related transactions to any Person or Persons (other than to the Company) without the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock. Neither the Company nor any of its Subsidiaries will sell, transfer or otherwise dispose of any Capital Stock of any Subsidiary, except to the Company without the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock.

            6.13 Merger, Acquisition, Consolidation, Recapitalization and Sale. Neither the Company nor any of its Subsidiaries will permit or agree to (i) the sale, lease, transfer, exchange, conveyance or other disposition (whether through voluntary liquidation, dissolution, winding-up or otherwise) of all or substantially all of the consolidated assets of the Company or any of its Subsidiaries in a single transaction or a series of related transactions to any Person or Persons, (ii) the consolidation or merger of the Company or any of its Subsidiaries with or into any other Person or Persons, (iii) an Acquisition,
(iv) the recapitalization of the Company or any of its Subsidiaries or (v) the sale, transfer or other disposition of any capital stock of any Subsidiary without the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock.

            6.14 No Material Asset Acquisitions or Dispositions. Neither the Company nor any of its Subsidiaries will permit or agree to (i) a material disposition (whether by sale, lease, transfer, exchange, conveyance, voluntary liquidation, winding up or otherwise) of the consolidated assets of the Company or any of its Subsidiaries or (ii) a material acquisition of the assets of any Person in a single transaction or a series of related transactions with any Person outside the ordinary course of business.

            6.15 Business Activities. The Company will not, nor will the Company permit any of its Subsidiaries to, engage in any business other than (i) the property and casualty insurance business and such business activities incidental or related thereto, and (ii) such other businesses as the Company or its Subsidiaries are engaged in on the date hereof.

            6.16 Indebtedness. Except for Indebtedness existing as of the Closing Date neither the Company nor any of its Subsidiaries shall incur, create, assume, guarantee or suffer to exist any Indebtedness during the first year following the Closing without the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock; provided that the Company and its Subsidiaries may incur intercompany Indebtedness. Following the first anniversary of the Closing Date, the Company may incur, create or assume indebtedness, provided that the Company maintains a Fixed Charge Coverage Ratio of at least 10:1 as of the date of such incurrence, creation or assumption of Indebtedness and at all times during which such Indebtedness remains outstanding.

            6.17 Restrictions on Affiliate Payments. The Company will not, nor will it permit any of its Subsidiaries to, make any payment to any Affiliate (excluding any dividends paid by any Insurance Subsidiary to the Company) or to any officer or director of an Affiliate at any time that dividends on the Series A Preferred Stock are in arrears or at any time that the Company has failed to redeem the Series A Preferred Stock as required under the Certificate of Designations or to make any other payment required under this Agreement, except for payments with respect to the salaries, bonuses and employee benefits of officers and employees of the Company, Tower Insurance and TRM in the ordinary course of business in compensation for their services in such capacities. Such payments may be accrued and paid to the Affiliate or to the officer or director of the Affiliate, as the case may be, after the payment in full of all dividends on the Series A Preferred Stock in arrears to the holders of the Series A Preferred Stock, the payment of the Redemption Price (as defined in the Certificate of Designations) to the holders of the Series A Preferred Stock as provided under the Certificate of Designations or the payment of any other payment required under this Agreement, as the case may be.

            6.18 Use of Proceeds. The Company shall use the proceeds from the sale of the Series A Preferred Stock and Warrant for the working capital requirements of Tower Insurance in the ordinary course of its business, and for no other purpose.

            6.19 Payment of Dividends. The Company shall pay to the holders of the Series A Preferred Stock cash dividends out of funds legally available for such purpose in an amount and on such dates as are set forth in the Certificate of Designations.

            6.20 Restrictions on Common Stock Dividends. Neither the Company nor any of its Subsidiaries shall declare or pay dividends on the Company's Common Stock in an amount that exceeds (i) during the Company's 1997 fiscal year, $200,000 and (ii) during the Company's 1998 fiscal year and the Company's fiscal years thereafter, ten percent (10%) of the prior fiscal year's Consolidated Net Income; provided, however, that neither the Company nor any of its Subsidiaries shall declare or pay any dividends on the Company's Common Stock during any period in which there are outstanding accrued and unpaid dividends on the Series A Preferred Stock.

            6.21 Capital Stock. For as long as the Series A Preferred Stock are outstanding, the Company shall not create, authorize, issue or sell any Capital Stock (other than Capital Stock issued pursuant to any stock option plan of the Company that has been approved by the holders of the Series A Preferred Stock) without the prior written consent of the holders of at least a majority of the Series A Preferred Stock, which consent shall not be unreasonably withheld.

            6.22 Employment Agreement. The Company shall enforce the provisions of the Employment Agreement to the full extent permitted under applicable law.

            6.23 Tower Insurance and TRM. The Company shall not transfer, sell, pledge, encumber or otherwise dispose of any of the outstanding Capital Stock of Tower Insurance or TRM (other than directors' qualifying shares) nor shall the Company permit Tower Insurance or TRM to issue shares of Capital Stock to any Person other than the Company.

            6.24 Register of Company Securities. The Company or its duly appointed agent shall maintain a separate register for the Series A Preferred Stock and Warrants in which it shall register the issue and sale of all such Series A Preferred Stock and Warrants and the exercise of any Warrants for Warrant Shares. All transfers of Series A Preferred Stock and Warrants and the exercise of any Warrants for Warrant Shares shall be recorded on the register. The Company shall be entitled to regard the registered holder of Series A Preferred Stock or Warrants as the holder of the Series A Preferred Stock or Warrants so registered for all purposes until the Company or its agent is required to record a transfer of such Series A Preferred Stock or Warrants on its register. Subject to Section 5.2, the Company or its agent shall be required to record a transfer when it receives the Note or Warrant to be transferred duly and properly endorsed by the registered holder thereof or by its attorney duly authorized in writing.

            6.25 Loss, Theft and Destruction of Securities. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Series A Preferred Stock, Warrant or Warrant Share and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of any Series A Preferred Stock, Warrant or Warrant Share, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Series A Preferred Stock, Warrant or Warrant Share (i) in the case of a Series A Preferred Stock, a new Series A Preferred Stock of like class, tenor and unpaid principal amount and dated as of the date to which interest has been paid on the unpaid principal amount of the Series A Preferred Stock so lost, stolen, destroyed or mutilated, or, if no interest shall have been paid thereon, then dated as of the date of the Note so lost, stolen, destroyed or mutilated, or (ii) in the case of a Warrant or Warrant Shares, a new Warrant or Warrant Share, as the case may be.

            6.26 Insurance Company Regulations. The Company shall not, and shall not permit any of its Subsidiaries to, conduct any business in any jurisdiction where the conduct of such business would cause the holder of any Series A Preferred Stock, Warrants, or Warrant Shares, solely by their acquisition or ownership of the Series A Preferred Stock, Warrants, or Warrant Shares, to become subject to the jurisdiction of any insurance regulatory agency, or to become members of any insurance holding company system, as that term is defined under the holding-company provisions of the insurance laws of such jurisdiction.

7.    INDEMNIFICATION.

            7.1 Indemnification by the Company. In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify, exonerate and hold harmless Purchaser, its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners and controlling persons (each, an "Indemnified Party") to the fullest extent permitted by law from and against any and all actions, causes of action, losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities (collectively, the "Indemnified Liabilities") resulting from any breach of any covenant agreement, representation or warranty of the Company in this Agreement or any legal, administrative or other actions brought by any person or entity, proceedings or investigations (whether formal or informal), or written threats thereof based upon, relating to or arising out of this Agreement or the transactions contemplated hereby; provided, that (a) the Company shall not be liable under this Section 7.1 to an Indemnified Party (i) for any amount paid in settlement of claims without the Company's consent, which consent shall not be unreasonably withheld, (ii) to the extent that it is finally judicially determined that such Indemnified Liabilities resulted primarily from the willful misconduct or gross negligence of such Indemnified Party or (iii) to the extent that it is finally judicially determined that such Indemnified Liabilities resulted primarily from the material breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Agreement, and (b) if and to the extent the foregoing undertaking may be unenforceable for any reason the Company agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The obligations of the Company under this
Section 7 shall survive the termination of this Agreement

            7.2 Notification. Each Indemnified Party under this Section 7 shall, promptly after the receipt of notice of the commencement of any action or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Company under this Section 7, notify the Company in writing of the commencement thereof The omission of any Indemnified Party so to notify the Company of any such action shall not relieve the Company from any liability that it may have to such Indemnified Party under this Section 7 unless, and only to the extent that, such omission results in the Company's forfeiture of substantive rights or defenses. In case any such action or other proceeding shall be brought against any Indemnified Party and it shall notify the Company of the commencement thereof the Company shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense.

Notwithstanding the foregoing, in any action or proceeding in which both the Company and an Indemnified Party is, or is reasonably likely to become, a party, such Indemnified Party shall have the fight to employ separate counsel at the Company's expense and to control its own defense of such action or proceeding if, in the opinion of counsel to such Indemnified Party, (i) there are or may be legal defenses available to such Indemnified Party or to other indemnified parties that are different from or additional to those available to the Company which counsel selected by the Company is not pursuing to the reasonable satisfaction of Purchaser, or (ii) any conflict or potential conflict exists between the Company and such Indemnified Party that would make such separate representation advisable; provided, however, that (A) any such separate counsel employed by the Indemnified Party at the Company's expense shall be reasonably satisfactory to the Company, (B) the Indemnified Party shall not, without the prior written consent of the Company, settle, compromise or consent to the entry of any judgment in such action or proceeding unless such settlement, compromise or consent includes an unconditional release of the Company from all liability arising or that may arise out of such action or proceeding relating to any matter subject to indemnification hereunder and (C) in no event shall the Company be required to pay fees and expenses under this Section 7 for more than one firm of attorneys representing the indemnified parties in any jurisdiction in any one legal action or group of related legal actions. The Company shall not without the prior written consent of Purchaser, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to any matter subject to indemnification hereunder unless such settlement, compromise or consent includes an unconditional release of Purchaser and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The Company shall not be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without the Company's written consent, which consent shall not be unreasonably withheld. The rights accorded to indemnified parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

8.    REGISTRATION RIGHTS

            The holders of the Warrant and/or Warrant Shares shall have such rights, and the Company shall have such obligations, with respect to the registration for sale under the Securities Act of the Warrant Shares, as are set forth in Article V of the Warrant.

9.    TERMINATION

            9.1 Termination. This Agreement may be terminated at any time prior to the Closing (i) by mutual written consent of the Company and Purchaser or
(ii) by the Company or Purchaser, if the Closing shall not have occurred on or before January 31,1997.

            9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall be void and of no further effect with no liability on the part of any party hereto, except as set forth in Sections 7 and
13.2 hereof all representations, warranties, covenants and agreements of the Company herein and in any certificates or other instruments delivered pursuant to this Agreement shall (i) be deemed to have been relied upon by Purchaser notwithstanding any investigation heretofore or hereafter made by Purchaser and
(ii) survive the execution and delivery of this Agreement and the delivery of the Preferred Stock and Warrant to Purchaser; provided, however, that the covenants and agreements set forth in Sections 6.3, 6.4, 6.6, 6.10, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.20 and 6.21 of this Agreement shall terminate with respect to any period after the redemption of the Series A Preferred Stock.

10.   PERFORMANCE; WAIVER.

            The provisions of this Agreement may be modified or amended, and waivers and consents to the performance and observance of the terms hereof may be given by written instrument executed and delivered by the Company and the holders of at least a majority of the shares of Series A Preferred Stock outstanding at the time. The failure at any time to require performance of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. The waiver by any party to this Agreement of a breach of any provision hereof shall not be taken or held to be a waiver of any succeeding breach of such provision or of any other provision or as a waiver of the provision itself.

11. SUCCESSORS AND ASSIGNS.

            All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind, and inure the benefit of, the respective successors and assigns of the parties hereto.

12.   MISCELLANEOUS.

            12.1 Notices. All notices or other communications given or made hereunder shall be validly given or made if in writing and delivered by facsimile transmission or in person at, mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by a reputable overnight courier to, the following addresses (and shall be deemed effective at the time of receipt thereof).

                  If to the Company, to:

                           Tower Group, Inc.
                           c/o Tower Insurance Company of New York
                           110 William Street, 4th Floor
                           New York, New York 10038
                           Telephone No.: (212) 233-1399
                           Telecopy No.: (212) 233-1983

                           Attention:  Michael H. Lee

                           If to Purchaser, to:

                           American Re-Insurance Company
                           555 College Road East
                           Princeton, New Jersey 08543-5241
                           Telephone No.: (609) 243-4968
                           Telecopy No.: (609) 243-4992

                           Attention:   George P. Judd, Esq.
                           Assistant General Counsel

                           with copies to:

                           Latham & Watkins
                           Sears Tower, Suite 5800
                           Chicago, Illinois 60606
                           Telephone No.: (312) 876-7680
                           Telecopy No.: (312) 993-9767

                           Attention: Christopher D. Lueking, Esq.

or to such other address as the party to whom notice is to be given may have previously furnished notice in writing to the other in the manner set forth above.

            12.2 Expenses. Whether or not the Shares and Warrant are sold to Purchaser or this Agreement is terminated, the Company shall pay all of the reasonable fees and expenses of Purchaser, its advisors, attorneys, accountants, and investment bankers incurred in connection with the transactions contemplated hereby, provided that such expenses shall not exceed $100,000. The Company shall also pay any applicable stamp taxes required to be paid in connection with the Closing.

            12.3 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED BY SUCH STATE. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

            12.4 Severability. If any term, provision, covenant or restriction of this Agreement or any application thereof is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, each of the Company and Purchaser direct that such court interpret and apply the remainder of this Agreement in the manner that it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, illegal or unenforceable.

            12.5 Headings; Interpretation. The index and section headings herein are for convenience of reference only and shall not limit or otherwise affect any of the terms hereof. References to sections mean sections of this Agreement unless the context otherwise requires. References to herein or hereof mean this Agreement.

            12.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                  TOWER GROUP, INC.



                                  By:   /s/ Michael H. Lee
                                       ---------------------------------
                                       Name:  Michael H. Lee
                                       Title: President



                                  AMERICAN RE-INSURANCE COMPANY



                                   By:
                                       ---------------------------------
                                       Name:
                                       Title:

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    TOWER GROUP, INC.



                                    By:
                                       ---------------------------------
                                         Name:
                                         Title:



                                    AMERICAN RE-INSURANCE COMPANY



                                    By:  /s/ Paul R. McDermott
                                       ---------------------------------
                                         Name:  Paul R. McDermott
                                         Title: Vice President





                                      S-1